Exhibit 99.1

Alphabet Holding Company, Inc. Announces Receipt of Requisite Consents
and Expiration of Consent Solicitation

Ronkonkoma, NY, December 10, 2013 — Alphabet Holding Company, Inc. (the “Company”) announced today that the requisite holders of the Company’s 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (CUSIP Nos. 02079DAB9 (Registered) and 02079DAA1 (Rule 144A)) (the “Notes”) had consented to the proposed amendments to the indenture (the “Indenture”) governing the Notes (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated December 2, 2013 (the “Statement”).

As of 10:00 a.m., New York City time, on December 10, 2013, the Company had received valid consents in respect of a majority in aggregate principal amount of the outstanding Notes. Accordingly, the Company and The Bank of New York Mellon, as trustee, entered into a supplemental indenture (the “Supplemental Indenture”) reflecting the Proposed Amendments and consents to the Proposed Amendments may not be revoked.

The consent solicitation expired at 5:00 p.m., New York City time, on December 10, 2013 (the “Expiration Date”). Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who have validly delivered and not revoked consents on or prior to the Expiration Date a cash payment equal to $15.00 per $1,000 aggregate principal amount of Notes for which such holders have validly delivered and not revoked consents on or prior to the Expiration Date (the “Consent Fee”).

Although the Supplemental Indenture became effective immediately upon execution, the Proposed Amendments will become operative only if the Company pays the Consent Fee to the paying agent on behalf of holders of the Notes. The Consent Fee will only be payable upon certain conditions, including the closing of the previously announced tack-on private placement of an additional $450 million in aggregate principal amount of the Notes under the Indenture to qualified institutional buyers in reliance on Rule 144A of the Securities Act, as amended (the “Securities Act”), and to persons outside the United States under Regulation S under the Securities Act (the “Offering”). The Consent Fee will be paid immediately following the closing of the Offering, which is expected to occur on December 12, 2013.

Persons with questions regarding the consent solicitation should contact the solicitation agent, Barclays Capital Inc. at (800) 438-3242 (US toll free) or (212) 528-7581 (collect) or the information, tabulation and paying agent, D.F. King & Co., Inc. at (800) 714-3312 (US toll free), (212) 269-5550 or Alphabet@dfking.com.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. When issued, the Notes will not have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Alphabet Holding Company, Inc.

Alphabet Holding Company, Inc. is the parent company of NBTY, Inc. (www.NBTY.com), which is the leading vertically integrated manufacturer, marketer, distributor and retailer of high quality vitamins, nutritional supplements and related products in the United States, with operations worldwide.

Contacts

Michael Collins

Alphabet Holding Company, Inc

Chief Financial Officer

Phone: (631) 200-6200